Exhibit 99.1

CONTACTS:

Tami Casey

Imperva

tami.casey@imperva.com

Lucy Harvey

Eskenzi PR

lucy@eskenzipr.com

Imperva to Acquire DevOps Security Leader Prevoty

Acquisition will add a new layer of security, enhancing customers’ ability to protect their business from cybercriminals

Redwood Shores, Calif. – July 26, 2018 - Imperva, Inc. (NASDAQ: IMPV), a leading global provider of best-in-class cybersecurity solutions on-premises, in the cloud and across hybrid environments, today announced it signed an agreement to acquire Prevoty. Together, Imperva and Prevoty will provide comprehensive security solutions to protect application services residing on-premises and in the cloud. This solution aligns with how organizations are developing and deploying application services in a hybrid cloud world.

The combination of Imperva and Prevoty will expand customers’ security capabilities and their visibility into how applications are accessed, what happens within the applications, and how applications and users interact with data. With this expanded view across their business assets, customers will have deeper insights to help them understand and mitigate security risk.

“The acquisition is expected to advance our hybrid security strategy and further our mission to deliver best-in-class cybersecurity solutions,” said Chris Hylen, president and CEO of Imperva. “Prevoty complements current Imperva application and data security offerings. When combined with our on-premises and cloud products, it will help businesses better protect themselves from attacks, prevent breaches and monitor security across their digital business. Combined with Imperva insights offerings, Prevoty will further help to identify the true risks to customers’ application services.”

An early innovator, Prevoty is the recognized leader in The Forrester New Wave™: Runtime Application Self-Protection, Q1 2018. According to the report, written by Amy DeMartine, principal analyst at Forrester, “Prevoty leads the pack with robust attack detection, response, and visibility.”

Prevoty will enable customers using agile development to natively build security into their applications, extending Imperva’s reach into the DevOps market. Prevoty combines the rich, detailed context of the application itself with an easy-to-deploy security solution that integrates seamlessly into continuous integration and continuous deployment life cycles.

“Our team is excited to join Imperva, a company with a long track record of cybersecurity leadership and innovation,” said Julien Bellanger, CEO of Prevoty. “We believe that the combination of our solutions with Imperva’s portfolio of products will allow us to jointly create the gold standard in technology for application and data protection for organizations everywhere.”

Imperva has extended employment offers to all Prevoty employees and looks forward to them joining the team. Prevoty’s Los Angeles office will become an Imperva location.

To learn more about how the Prevoty acquisition extends our reach into the DevOps community read our blog at bit.ly/2O6h4mi.

Terms

The transaction is valued at $140 million in cash, subject to potential working capital and other adjustments, and is expected to close in the third quarter of fiscal 2018, subject to customary closing conditions.

About Imperva

Imperva® is a leading cybersecurity company that delivers best-in-class solutions to protect data and applications – wherever they reside – on-premises, in the cloud, and across hybrid environments. The company’s Incapsula, SecureSphere, and CounterBreach product lines help organizations protect websites, applications, APIs, and databases from cyberattacks while ensuring compliance. Imperva innovates using data, analytics, and insights from our experts and our community to deliver simple, effective and enduring solutions that protect our customers from cybercriminals. Learn more at www.imperva.com, our blog, or Twitter.

Forward-Looking Statements

This news release contains forward-looking statements, including those regarding Imperva’s belief that the acquisition will advance our hybrid cloud strategy and further its mission to deliver best-in-class cybersecurity solutions; the anticipated benefits to Imperva and its customers of the contemplated acquisition of Prevoty, including the belief that the combination of Imperva and Prevoty will (i) expand customers’ security capabilities and their visibility to help them understand and mitigate security risk, (ii) help businesses better protect themselves from attacks, prevent breaches and monitor security across their digital business, and (iii) provide security in depth from the network all the way to the applications and the data that users are interacting with; the ability of Imperva to successfully integrate Prevoty products into its existing product suite and jointly create the gold standard for application and data security; the expected timing of the completion of the transaction; and the ability to complete the transaction considering the various closing conditions. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Investors should consider important risk factors, which include: the risk that Imperva will be unable to successfully integrate Prevoty, the risk that Imperva will have difficulty retaining key employees of Prevoty; the risk that our development and integration expenses are greater than we anticipate; the risk that customers may not accept, or may not demand, the combined capabilities to the degree that we anticipate; and other risks detailed under the caption “Risk Factors” in the company’s Quarterly Report on Form 10-Q filed with the SEC on May 9, 2018 and the company’s other SEC filings. You can obtain copies of the company’s SEC filings on the SEC’s website at www.sec.gov.

© 2018 Imperva, Inc. All rights reserved. Imperva, the Imperva logo, CounterBreach, Incapsula, SecureSphere, ThreatRadar, and Camouflage along with its design are trademarks of Imperva, Inc. and its subsidiaries.

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